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                      October 14, 2021

       James Todd
       Vice President & Corporate Controller
       Landstar System Inc.
       13410 Sutton Park Drive South
       Jacksonville, FL 32224

                                                        Re: Landstar System
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 26, 2020
                                                            Filed February 23,
2021
                                                            File No. 000-21238

       Dear Mr. Todd:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation